Exhibit 99.1

News Release

Contacts:
Steve Dale	Judith T. Murphy
Media	Investors/Analysts
(612) 303-0784	(612) 303-0783
U.S. BANCORP REPORTS NET INCOME
FOR THE SECOND QUARTER OF 2009
Achieves Record Total Net Revenue of $4.2 Billion
     MINNEAPOLIS, July 22, 2009 — U.S. Bancorp (NYSE: USB) today reported net income of $471 million for the second quarter of 2009. Diluted earnings per common share of $.12 in the current quarter were lower than the $.53 and $.24 diluted earnings per common share in the second quarter of 2008 and the first quarter of 2009, respectively. Significant items impacting the second quarter of 2009 results included an FDIC special assessment equal to $.05 per diluted common share and the accelerated amortization of the discount associated with the TARP preferred stock (“deemed dividend”) redeemed on June 17, 2009, equal to $.08 per diluted common share. In addition, the Company recorded a provision for credit losses in excess of net charge-offs equal to $.20 per diluted common share. Results for the second quarter were driven by record total net revenue of $4.2 billion due to strong year-over-year growth in net interest income and record mortgage banking revenue. Highlights for the second quarter of 2009 included:
•	Strong average loan growth of 12.8 percent (5.3 percent excluding acquisitions) over the second quarter of 2008, driven by average retail loan growth of 11.1 percent, led by credit card balances, home equity lines and student loans. New lending activity during the second quarter included:
•	$8.9 billion of new commercial and commercial real estate commitments

•	$16.6 billion of commercial and commercial real estate commitment renewals

•	$2.5 billion of lines related to new credit card accounts

•	$4.1 billion of other retail originations
•	Strong average deposit growth of 20.2 percent (11.2 percent excluding acquisitions) over the second quarter of 2008, including:
•	Average noninterest-bearing deposits growth of 34.2 percent

•	Average total savings deposits growth of 19.7 percent

U.S. Bancorp Reports Second Quarter 2009 Results
July 22, 2009

•	Net interest income growth of 10.3 percent over the second quarter of 2008, driven by average earning assets growth of 10.5 percent

•	Stable net interest margin percentage of 3.60 percent for the second quarter of 2009, compared with 3.59 percent in the first quarter of 2009 and 3.61 percent in the second quarter of 2008

•	Record mortgage banking revenue for the quarter, driven by:
•	Record mortgage loan production volume of $16.3 billion

•	Loan applications totaling $21.6 billion
•	Credit costs, as expected, trended higher and the allowance for credit losses increased:
•	Provision for credit losses exceeded net charge-offs by $466 million, or approximately 50 percent of net charge-offs for the quarter, resulting in an increase to the allowance for credit losses

•	Net charge-offs and nonperforming assets increased, but the rate of growth moderated to 17.9 percent and 17.8 percent, respectively, on a linked quarter basis

•	Allowance to period-end loans increased to 2.51 percent at June 30, 2009, compared with 2.23 percent at March 31, 2009

•	Allowance to nonperforming assets was 114 percent at June 30, 2009, compared with 120 percent at March 31, 2009
•	Strong capital ratios at June 30, 2009:
•	Tier 1 capital ratio of 9.4 percent

•	Total risk-based capital ratio of 13.0 percent

•	Tier 1 common equity ratio of 6.7 percent
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U.S. Bancorp Reports Second Quarter 2009 Results
July 22, 2009

EARNINGS SUMMARY	Table 1

				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q09 vs	2Q09 vs	YTD	YTD	Percent
($ in millions, except per-share data)	2009	2009	2008	1Q09	2Q08	2009	2008	Change

Net income attributable to U.S. Bancorp	$471	$529	$950	(11.0)	(50.4)	$1,000	$2,040	(51.0)
Diluted earnings per common share	.12	.24	.53	(50.0)	(77.4)	.36	1.14	(68.4)

Return on average assets (%)	.71	.81	1.58			.76	1.71
Return on average common equity (%)	4.2	9.0	17.9			6.4	19.5
Net interest margin (%)	3.60	3.59	3.61			3.59	3.58
Efficiency ratio (%)	51.0	45.8	47.1			48.4	45.0
Tangible efficiency ratio (%) (a)	48.7	43.6	44.8			46.2	42.9

Dividends declared per common share	$.050	$.050	$.425	—	(88.2)	$.100	$.850	(88.2)
Book value per common share (period-end)	11.86	10.96	11.67	8.2	1.6

(a)	computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income, excluding net securities gains (losses) and intangible amortization.
     U.S. Bancorp reported net income of $471 million for the second quarter of 2009, compared with $950 million for the second quarter of 2008 and $529 million for the first quarter of 2009. Diluted earnings per common share of $.12 in the second quarter of 2009 were $.41 lower than second quarter of 2008 and $.12 lower on a linked quarter basis. Return on average assets and return on average common equity were .71 percent and 4.2 percent, respectively, for the second quarter of 2009, compared with 1.58 percent and 17.9 percent, respectively, for the second quarter of 2008. Significant items in the second quarter of 2009 results included a $123 million accrual for an FDIC special assessment to be paid in the third quarter of 2009, $19 million ($.01 per diluted common share) of net securities losses and the $154 million deemed dividend associated with the TARP redemption. In addition, the Company continued to strengthen its allowance for credit losses by recording $466 million of provision for credit losses in excess of net charge-offs to reflect continued credit deterioration given the current economic environment. These significant items, in total, reduced second quarter of 2009 diluted earnings per common share by approximately $.34. In the second quarter of 2008, significant items reduced diluted earnings per common share by approximately $.11, including provision for credit losses in excess of net charge-offs of $200 million and net securities losses of $63 million. In the first quarter of 2009, significant items included provision for credit losses in excess of net charge-offs of $530 million, net securities losses of $198 million and a $92 million gain from a corporate real estate transaction. In total, these significant items reduced first quarter of 2009 diluted earnings per common share by approximately $.28.
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U.S. Bancorp Reports Second Quarter 2009 Results
July 22, 2009

     U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “Today we reported the Company’s second quarter earnings which, although lower than the same quarter of 2008 and the prior quarter, continued to demonstrate U.S. Bancorp’s core earnings strength during a period of unsurpassed challenges and economic stress for the financial services industry. I am proud of our earnings for the second quarter, but I am more proud of the Company’s ability to produce these results while navigating through the regulatory and market hurdles necessary to emerge as one of the country’s strongest institutions.
     “The Company achieved record net revenue of $4.2 billion in the second quarter, as we experienced growth in our balance sheet and fee-based businesses. Our balance sheet businesses have capitalized on the “flight to quality” over the past number of quarters, adding loan and deposit customers and balances, leading to growth in net interest income. In addition to record mortgage loan production of over $16 billion this quarter, we originated more than $4 billion of new consumer loans and over $25 billion of new and renewed commercial and commercial real estate commitments. I am especially pleased with the positive growth trends in deposits as it is further evidence that our Company is viewed as one of the safest and most stable institutions in the country. Our fee revenue in the second quarter also benefited significantly from the flow of new mortgage activity, as well as our strong payments, trust, corporate and commercial fee-related businesses. Expenses this quarter were well-contained, with the increase year-over-year almost entirely due to higher FDIC insurance costs and acquisitions. The Company-wide five percent expense contingency plans are now fully implemented and contributing to the Company’s controlled expense levels and bottom line results. Importantly, on a year-over-year basis, the Company experienced positive core operating leverage.
     “During the second quarter, a number of events occurred that were of particular significance to our shareholders, customers, and, in fact, our Company as a whole, and the sequence of these events culminated on June 17th with the redemption of the $6.6 billion of preferred stock issued to the U.S. Treasury under the Capital Purchase Program. Prior to obtaining permission to redeem the TARP funds, our Company was required to complete a number of prescribed steps, including passing the Supervisory Capital Assessment Program, or “stress test,” issuing non-guaranteed debt and completing a common stock offering. On May 8th we announced that we had passed the stress test and within a week of that announcement successfully issued $1 billion of non-guaranteed debt and approximately $2.7 billion of new common equity. I am exceedingly proud of our Company’s stress test results, which were ranked the best among our peers in the categories of
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U.S. Bancorp Reports Second Quarter 2009 Results
July 22, 2009

“Resources to Absorb Losses to Risk-Weighted Assets” and “Total Loan Loss Rates,” as well as the success we had in raising non-guaranteed debt at very attractive spreads and, finally, our ability to raise common equity in a well-received offering. Lastly, on July 15th, we repurchased the 10-year warrant that was issued in conjunction with the preferred stock, effectively concluding our participation in the Treasury’s Capital Purchase Program. All of these significant events and successful outcomes further validated the strength and stability of U.S. Bancorp.
     “Our capital position remains strong with a Tier 1 capital ratio of 9.4 percent at June 30, 2009, above the 6.0 percent well-capitalized ratio as defined by the regulators. In addition, the issuance of new common equity strengthened the Tier 1 common equity ratio from 5.4 percent at March 31, 2009, to 6.7 percent at June 30, 2009. Our capital position is solid and it provides a strong base of support at this point in the cycle for our on-going operations, including lending activity and growth initiatives.
     “Credit costs, as expected, continued to have a negative impact on earnings in the second quarter, but the rate of growth on a linked quarter basis in both dollars of net charge-offs and nonperforming assets moderated. For the sixth consecutive quarter, we added to the reserve for credit losses. Specifically, incremental provision expense was approximately 50 percent of net charge-offs in the second quarter versus approximately 67 percent of net charge-offs in the first quarter of 2009. The additional provision expense led to a rise in the allowance for credit losses as a percent of period end loans to 2.51 percent at June 30, 2009, from 2.23 percent at March 31, 2009. We expect to continue to build reserves until we see consistent evidence of a leveling-off or decline in net charge-offs. As the results of the stress test indicated, we have the capital and earnings power to cover future losses, even under more adverse economic conditions.
     “Finally, I would like to take this opportunity to thank all of our employees for their support, hard work and dedication to serving our customers and communities during these very stressful times. I would also like to thank the taxpayers for their investment in our Company over the past eight months, as the financial markets were calmed via government actions and support.
     “Although the challenges continue and some uncertainty remains in the economy as a whole, our Company is focused on the future and on every opportunity to capitalize on the strength of our balance sheet, the breadth of our franchise and the depth of our diversified mix of businesses. We look forward to continuing to serve our customers, support our communities and employees and assist the government in their efforts to stimulate the economy, while creating long-term value for our shareholders.”
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U.S. Bancorp Reports Second Quarter 2009 Results
July 22, 2009

     The Company’s net income for the second quarter of 2009 decreased by $479 million (50.4 percent) from the same period of 2008 and by $58 million (11.0 percent) on a linked quarter basis. The reduction in net income year-over-year and on a linked quarter basis was principally the result of an increase in the provision for credit losses and higher noninterest expense due principally to the FDIC special assessment and acquisition costs, partially offset by a favorable variance in total net revenue.
     Total net revenue on a taxable-equivalent basis for the second quarter of 2009 was $4,159 million; $359 million (9.4 percent) higher than the second quarter of 2008, reflecting a 10.3 percent increase in net interest income and an 8.6 percent increase in noninterest income. The increase in net interest income year-over-year was the result of growth in average earning assets. Noninterest income increased over a year ago, principally due to strong growth in mortgage banking revenue, higher commercial products revenue and lower net securities losses, partially offset by lower payments-related revenue, trust and investment management fees and deposit service charges, all of which were affected by the impact of the slowing economy on equity markets and consumer spending. Additionally, the current quarter was impacted by declining valuations of equity investments. Noninterest income on a linked quarter basis was higher primarily due to mortgage banking revenue, seasonally higher deposit service charges and payments-related revenue, along with lower net securities losses, partially offset by the $92 million gain from a corporate real estate transaction recorded in the first quarter of 2009.
     Total noninterest expense in the second quarter of 2009 was $2,129 million; $311 million (17.1 percent) higher than the second quarter of 2008, and $258 million (13.8 percent) higher than the first quarter of 2009. The increase in total noninterest expense year-over-year was primarily due to higher FDIC deposit insurance expense, including the $123 million special assessment, marketing and litigation related-costs and acquisitions, which were partially offset by focused reductions in costs as a result of the implementation of the Company’s cost containment plan in the first quarter of 2009. The increase in total noninterest expense on a linked quarter basis was due to higher FDIC deposit insurance expense, marketing expense, business integration and litigation related-costs, partially offset by cost containment activities.
     The Company’s provision for credit losses reflected current adverse economic conditions. The provision for credit losses for the second quarter of 2009 was $1,395 million, an increase of $77 million over the first quarter of 2009 and $799 million over the second quarter of 2008. The provision for credit losses exceeded net charge-offs by $466 million in the second quarter of 2009, $530 million in the first quarter of 2009, and $200 million in the second quarter of 2008. The increase in the provision for credit losses
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U.S. Bancorp Reports Second Quarter 2009 Results
July 22, 2009

reflected continuing stress in residential real estate markets, driven by declining home prices in most geographic regions. It also reflected deteriorating economic conditions and the corresponding impact on the commercial, commercial real estate and consumer loan portfolios. Net charge-offs in the second quarter of 2009 were $929 million, compared with $788 million in the first quarter of 2009 and $396 million in the second quarter of 2008. Given current economic conditions and the continuing weakness in home prices and the economy in general, the Company expects net charge-offs will remain elevated for the remainder of 2009.
     Nonperforming assets were $4,016 million at June 30, 2009, compared with $3,410 million at March 31, 2009, and $1,135 million at June 30, 2008. At June 30, 2009, $10.5 billion of the Company’s assets were covered by loss sharing agreements (“covered assets”), including $682 million of nonperforming assets, compared with $702 million of nonperforming covered assets at March 31, 2009. The majority of these covered nonperforming assets were considered credit-impaired at acquisition and were recorded at their estimated fair value at the date of acquisition. The remaining linked quarter and year-over-year increase in nonperforming assets was driven by continuing stress in residential home construction and related industries, as well as the residential mortgage portfolio, an increase in foreclosed properties, and the impact of the economic slowdown on commercial customers. The ratio of the allowance for credit losses to period-end loans, excluding covered assets, was 2.66 percent at June 30, 2009, compared with 2.37 percent at March 31, 2009, and 1.60 percent at June 30, 2008. The ratio of the allowance for credit losses to period-end loans, including covered assets, was 2.51 percent at June 30, 2009, compared with 2.23 percent at March 31, 2009. The Company anticipates that nonperforming assets will continue to increase during 2009 as economic conditions affect an increasing number of borrowers in both the commercial and consumer loan categories.
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U.S. Bancorp Reports Second Quarter 2009 Results
July 22, 2009

INCOME STATEMENT HIGHLIGHTS	Table 2

				Percent	Percent
				Change	Change
(Taxable-equivalent basis, $ in millions,	2Q	1Q	2Q	2Q09 vs	2Q09 vs	YTD	YTD	Percent
except per-share data)	2009	2009	2008	1Q09	2Q08	2009	2008	Change

Net interest income	$2,104	$2,095	$1,908	.4	10.3	$4,199	$3,738	12.3
Noninterest income	2,055	1,788	1,892	14.9	8.6	3,843	3,936	(2.4)

Total net revenue	4,159	3,883	3,800	7.1	9.4	8,042	7,674	4.8
Noninterest expense	2,129	1,871	1,818	13.8	17.1	4,000	3,597	11.2

Income before provision and taxes	2,030	2,012	1,982	.9	2.4	4,042	4,077	(.9)
Provision for credit losses	1,395	1,318	596	5.8	nm	2,713	1,081	nm

Income before taxes	635	694	1,386	(8.5)	(54.2)	1,329	2,996	(55.6)
Taxable-equivalent adjustment	50	48	33	4.2	51.5	98	60	63.3
Applicable income taxes	100	101	386	(1.0)	(74.1)	201	862	(76.7)

Net income	485	545	967	(11.0)	(49.8)	1,030	2,074	(50.3)
Net income attributable to noncontrolling interests	(14)	(16)	(17)	12.5	17.6	(30)	(34)	11.8

Net income attributable to U.S. Bancorp	$471	$529	$950	(11.0)	(50.4)	$1,000	$2,040	(51.0)

Net income applicable to U.S. Bancorp common shareholders	$221	$419	$926	(47.3)	(76.1)	$640	$2,003	(68.0)

Diluted earnings per common share	$.12	$.24	$.53	(50.0)	(77.4)	$.36	$1.14	(68.4)

Net Interest Income
     Second quarter net interest income on a taxable-equivalent basis was $2,104 million, compared with $1,908 million in the second quarter of 2008, an increase of $196 million (10.3 percent). The increase was primarily the result of growth in average earning assets. Average earning assets were higher by $22.2 billion (10.5 percent) than the second quarter of 2008, driven by an increase of $20.8 billion (12.8 percent) in average loans. During the second quarter of 2009, the net interest margin was 3.60 percent compared with 3.61 percent in the second quarter of 2008 and 3.59 percent in the first quarter of 2009. Net interest income remained relatively flat on a linked quarter basis. Given the current interest rate environment, the net interest margin is expected to remain relatively stable for the remainder of 2009.
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U.S. Bancorp Reports Second Quarter 2009 Results
July 22, 2009

NET INTEREST INCOME	Table 3

				Change	Change
	2Q	1Q	2Q	2Q09 vs	2Q09 vs	YTD	YTD
(Taxable-equivalent basis; $ in millions)	2009	2009	2008	1Q09	2Q08	2009	2008	Change

Components of net interest income
Income on earning assets	$2,893	$2,920	$3,067	$(27)	$(174)	$5,813	$6,325	$(512)
Expense on interest-bearing liabilities	789	825	1,159	(36)	(370)	1,614	2,587	(973)

Net interest income	$2,104	$2,095	$1,908	$9	$196	$4,199	$3,738	$461

Average yields and rates paid
Earning assets yield	4.95%	5.01%	5.81%	(.06)%	(.86)%	4.98%	6.06%	(1.08)%
Rate paid on interest-bearing liabilities	1.65	1.72	2.53	(.07)	(.88)	1.68	2.86	(1.18)

Gross interest margin	3.30%	3.29%	3.28%	.01%	.02%	3.30%	3.20%	.10%

Net interest margin	3.60%	3.59%	3.61%	.01%	(.01)%	3.59%	3.58%	.01%

Average balances
Investment securities	$42,189	$42,321	$42,999	$(132)	$(810)	$42,255	$43,446	$(1,191)
Loans	183,878	185,705	163,070	(1,827)	20,808	184,786	159,151	25,635
Earning assets	234,265	235,314	212,089	(1,049)	22,176	234,786	209,552	25,234
Interest-bearing liabilities	192,238	194,509	183,855	(2,271)	8,383	193,367	181,653	11,714
Net free funds (a)	42,027	40,805	28,234	1,222	13,793	41,419	27,899	13,520

(a)	Represents noninterest-bearing deposits, other noninterest-bearing liabilities and equity, allowance for loan losses and unrealized gain (loss) on available-for-sale securities, less non-earning assets.
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U.S. Bancorp Reports Second Quarter 2009 Results
July 22, 2009

AVERAGE LOANS	Table 4

				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q09 vs	2Q09 vs	YTD	YTD	Percent
($ in millions)	2009	2009	2008	1Q09	2Q08	2009	2008	Change

Commercial	$47,362	$49,362	$47,648	(4.1)	(.6)	$48,357	$46,559	3.9
Lease financing	6,697	6,772	6,331	(1.1)	5.8	6,734	6,285	7.1

Total commercial	54,059	56,134	53,979	(3.7)	.1	55,091	52,844	4.3

Commercial mortgages	23,875	23,553	21,192	1.4	12.7	23,714	20,765	14.2
Construction and development	9,852	9,845	9,281	.1	6.2	9,849	9,240	6.6

Total commercial real estate	33,727	33,398	30,473	1.0	10.7	33,563	30,005	11.9

Residential mortgages	23,964	23,915	23,307	.2	2.8	23,940	23,142	3.4

Credit card	14,329	13,597	11,559	5.4	24.0	13,965	11,304	23.5
Retail leasing	5,031	5,115	5,523	(1.6)	(8.9)	5,073	5,662	(10.4)
Home equity and second mortgages	19,314	19,215	17,106	.5	12.9	19,263	16,817	14.5
Other retail	22,753	22,987	21,123	(1.0)	7.7	22,869	19,377	18.0

Total retail	61,427	60,914	55,311	.8	11.1	61,170	53,160	15.1

Total loans, excluding covered assets	173,177	174,361	163,070	(.7)	6.2	173,764	159,151	9.2

Covered assets	10,701	11,344	—	(5.7)	nm	11,022	—	nm

Total loans	$183,878	$185,705	$163,070	(1.0)	12.8	$184,786	$159,151	16.1

     Total average loans, excluding covered assets, were $10.1 billion (6.2 percent) higher in the second quarter of 2009 than the second quarter of 2008, driven by growth in most loan categories. Average total retail loans grew $6.1 billion, total commercial real estate loans grew $3.3 billion, residential mortgages grew $657 million and total commercial loans grew $80 million. Retail loan growth, year-over-year, was driven by increases in credit cards, home equity lines and federally-guaranteed student loans. Total average loans, excluding covered assets, were $1.2 billion (.7 percent) lower in the second quarter of 2009 than the first quarter of 2009, as increases in credit card (5.4 percent) and commercial real estate loans (1.0 percent) were more than offset by a decline in total commercial loans (3.7 percent) primarily due to reductions in commitment utilization by corporate borrowers. Average covered assets related to the November 2008 acquisitions of Downey Savings & Loan Association, F.A. and PFF Bank and Trust (“Downey” and “PFF”, respectively) were $10.7 billion in the second quarter of 2009 compared with $11.3 billion in the first quarter of 2009.
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U.S. Bancorp Reports Second Quarter 2009 Results
July 22, 2009

     Average investment securities in the second quarter of 2009 were $810 million (1.9 percent) lower than the second quarter of 2008 and slightly lower (.3 percent) than the first quarter of 2009. The composition of the Company’s investment portfolio remained principally the same.

AVERAGE DEPOSITS	Table 5

				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q09 vs	2Q09 vs	YTD	YTD	Percent
($ in millions)	2009	2009	2008	1Q09	2Q08	2009	2008	Change

Noninterest-bearing deposits	$37,388	$36,020	$27,851	3.8	34.2	$36,707	$27,485	33.6
Interest-bearing savings deposits
Interest checking	37,393	32,039	32,479	16.7	15.1	34,730	31,390	10.6
Money market savings	27,250	27,927	26,426	(2.4)	3.1	27,586	26,008	6.1
Savings accounts	12,278	10,339	5,377	18.8	nm	11,314	5,256	nm

Total of savings deposits	76,921	70,305	64,282	9.4	19.7	73,630	62,654	17.5
Time certificates of deposit less than $100,000	17,968	18,132	12,635	(.9)	42.2	18,050	13,121	37.6
Time deposits greater than $100,000	30,943	36,071	31,041	(14.2)	(.3)	33,493	30,073	11.4

Total interest-bearing deposits	125,832	124,508	107,958	1.1	16.6	125,173	105,848	18.3

Total deposits	$163,220	$160,528	$135,809	1.7	20.2	$161,880	$133,333	21.4

     Average total deposits for the second quarter of 2009 increased $27.4 billion (20.2 percent) over the second quarter of 2008. Excluding deposits from 2008 acquisitions (Mellon 1st Business Bank, Downey and PFF) and the FDIC-assisted First Bank of Idaho acquisition in April of 2009, average total deposits increased $15.1 billion (11.2 percent) over the second quarter of 2008. Noninterest-bearing deposits increased $9.5 billion (34.2 percent) year-over-year, primarily due to growth in the Consumer and Wholesale Banking business lines and the impact of acquisitions. Average total savings deposits were higher year-over-year by $12.6 billion (19.7 percent) with increases in all categories, the result of growth in Consumer Banking, government, broker-dealer and institutional trust customers and the impact of acquisitions. Contributing to the increase in savings accounts was strong participation in a new savings product introduced nation-wide by Consumer Banking late in the third quarter of 2008. Average time certificates of deposit less than $100,000 were higher year-over-year by $5.3 billion (42.2 percent) primarily due to acquisitions, while average time deposits greater than $100,000 decreased slightly (.3 percent), as the favorable variance from acquisitions was offset by the impact of wholesale funding decisions.
     Average total deposits increased $2.7 billion (1.7 percent) over the first quarter of 2009. Average noninterest-bearing deposits for the second quarter of 2009 were $1.4 billion (3.8 percent) higher than the
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U.S. Bancorp Reports Second Quarter 2009 Results
July 22, 2009

prior quarter primarily due to increases in the Consumer and Wholesale business lines. Total average savings deposits increased $6.6 billion (9.4 percent) over the first quarter of 2009, with increases in interest checking and savings balances, partially offset by a decrease in money market balances. This growth was principally the result of increases in corporate and institutional trust, broker-dealer and government balances, as well as continuing strong participation in the new savings product introduced by Consumer Banking late in the third quarter 2008. Average time certificates of deposit less than $100,000 decreased slightly (.9 percent) from the prior quarter, while average time deposits greater than $100,000 decreased by $5.1 billion (14.2 percent) from the first quarter of 2009, reflecting the Company’s reduction in wholesale funding needs as a result of core deposit growth.

NONINTEREST INCOME								Table 6
				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q09 vs	2Q09 vs	YTD	YTD	Percent
($ in millions)	2009	2009	2008	1Q09	2Q08	2009	2008	Change

Credit and debit card revenue	$259	$256	$266	1.2	(2.6)	$515	$514	.2
Corporate payment products revenue	168	154	174	9.1	(3.4)	322	338	(4.7)
Merchant processing services	278	258	309	7.8	(10.0)	536	580	(7.6)
ATM processing services	104	102	93	2.0	11.8	206	177	16.4
Trust and investment management fees	304	294	350	3.4	(13.1)	598	685	(12.7)
Deposit service charges	250	226	278	10.6	(10.1)	476	535	(11.0)
Treasury management fees	142	137	137	3.6	3.6	279	261	6.9
Commercial products revenue	144	129	117	11.6	23.1	273	229	19.2
Mortgage banking revenue	308	233	81	32.2	nm	541	186	nm
Investment products fees and commissions	27	28	37	(3.6)	(27.0)	55	73	(24.7)
Securities gains (losses), net	(19)	(198)	(63)	90.4	69.8	(217)	(314)	30.9
Other	90	169	113	(46.7)	(20.4)	259	672	(61.5)

Total noninterest income	$2,055	$1,788	$1,892	14.9	8.6	$3,843	$3,936	(2.4)

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U.S. Bancorp Reports Second Quarter 2009 Results
July 22, 2009

Noninterest Income
     Second quarter noninterest income was $2,055 million; $163 million (8.6 percent) higher than the second quarter of 2008 and $267 million (14.9 percent) higher than the first quarter of 2009. Noninterest income increased over the second quarter of 2008 due to a significant rise in mortgage banking revenue as the lower rate environment drove record mortgage loan production and increased profitability on loan sales. Noninterest income also benefited from higher ATM processing services of $11 million (11.8 percent) related to growth in transaction volumes and business expansion, an increase in treasury management fees of $5 million (3.6 percent) as transaction volumes grew, and an increase in commercial products revenue of $27 million (23.1 percent) due to higher letter of credit, capital markets and other commercial loan fees. Net securities losses were lower than a year ago by $44 million (69.8 percent), due to lower impairment charges and higher net securities gains. Fee-based revenue in certain categories decreased year-over-year because of weaker economic conditions, which adversely impacted consumer and business spending. Credit and debit card revenue, corporate payment products revenue and merchant processing services revenue were lower in the second quarter of 2009 than the second quarter of 2008 by $7 million (2.6 percent), $6 million (3.4 percent) and $31 million (10.0 percent), respectively, as transaction volumes declined. Deposit service charges decreased $28 million (10.1 percent), primarily due to lower overdraft fees, with a decrease in the number of overdraft incidences more than offsetting account growth. Trust and investment management fees declined $46 million (13.1 percent) and investment products fees and commissions declined $10 million (27.0 percent) with both variances reflecting adverse equity market conditions. Other income decreased $23 million (20.4 percent), mainly due to declining valuations of equity investments.
     Noninterest income was higher by $267 million (14.9 percent) in the second quarter of 2009 than the first quarter of 2009, reflecting the strong mortgage banking production environment during the current quarter and lower net securities losses. Mortgage banking revenue increased $75 million, with approximately $22 billion in applications received and over $16 billion in loans closed. The Company sells the majority of these loans to government-sponsored enterprises. Corporate payment products revenue and merchant processing services revenue increased $14 million (9.1 percent) and $20 million (7.8 percent) due primarily to seasonally higher sales volumes and improved pricing. Trust and investment management fees were higher by $10 million (3.4 percent) chiefly due to seasonal tax preparation fees. Deposit service charges and treasury management fees were $24 million (10.6 percent) and $5 million (3.6 percent) higher
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U.S. Bancorp Reports Second Quarter 2009 Results
July 22, 2009

on a linked quarter basis, respectively, principally due to seasonally higher transaction volumes. Net securities losses were $179 million lower due primarily to lower other-than-temporary impairments. Partially offsetting these positive variances was a reduction in other income of $79 million (46.7 percent) largely reflecting the first quarter of 2009 gain from a corporate real estate transaction.

NONINTEREST EXPENSE								Table 7

				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q09 vs	2Q09 vs	YTD	YTD	Percent
($ in millions)	2009	2009	2008	1Q09	2Q08	2009	2008	Change

Compensation	$764	$786	$761	(2.8)	.4	$1,550	$1,506	2.9
Employee benefits	140	155	129	(9.7)	8.5	295	266	10.9
Net occupancy and equipment	208	211	190	(1.4)	9.5	419	380	10.3
Professional services	59	52	59	13.5	—	111	106	4.7
Marketing and business development	80	56	66	42.9	21.2	136	145	(6.2)
Technology and communications	157	155	149	1.3	5.4	312	289	8.0
Postage, printing and supplies	72	74	73	(2.7)	(1.4)	146	144	1.4
Other intangibles	95	91	87	4.4	9.2	186	174	6.9
Other	554	291	304	90.4	82.2	845	587	44.0

Total noninterest expense	$2,129	$1,871	$1,818	13.8	17.1	$4,000	$3,597	11.2

Noninterest Expense
     Noninterest expense in the second quarter of 2009 totaled $2,129 million, an increase of $311 million (17.1 percent) over the second quarter of 2008 and an increase of $258 million (13.8 percent) over the first quarter of 2009. The increase in noninterest expense from a year ago was principally due to the impact of higher FDIC deposit insurance expense and bank acquisitions. Compensation expense increased $3 million (.4 percent) over the second quarter of 2008 as increases due to acquisitions were offset by reductions from cost containment efforts. Employee benefits expense increased $11 million (8.5 percent) reflecting higher pension costs associated with previous period declines in the value of pension assets. Net occupancy and equipment expense and technology and communications expense rose by $18 million (9.5 percent) and $8 million (5.4 percent), respectively, over the second quarter of 2008, primarily due to acquisitions, as well as branch-based and other business expansion initiatives. Marketing and business development expense was higher by $14 million (21.2 percent) due to costs related to new credit card product initiatives. Other intangibles expense increased $8 million (9.2 percent) due to acquisitions. An increase in other expense of $250 million (82.2 percent) was mainly due to higher FDIC deposit insurance expense, the result of the
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U.S. Bancorp Reports Second Quarter 2009 Results
July 22, 2009

current quarter’s special assessment and the use of assessment credits in the second quarter of 2008. In addition, other expense included increased costs for other real estate owned, mortgage servicing, litigation and acquisition integration.
     Noninterest expense increased $258 million (13.8 percent) in the second quarter of 2009 over the first quarter of 2009. Marketing and business development expense was higher by $24 million (42.9 percent) due to new credit card product initiatives and the timing of other product campaigns. Other expense rose by $263 million (90.4 percent) on a linked quarter basis due to increased FDIC deposit insurance expense, as well as increased costs for other real estate owned, mortgage servicing, litigation and acquisition integration. Partially offsetting these unfavorable variances were declines in compensation and employee benefits expenses of $22 million (2.8 percent) and $15 million (9.7 percent), respectively. Compensation expense decreased due to the impact of the cost containment plan. Employee benefits expense decreased due to seasonally lower payroll taxes.
Provision for Income Taxes
     The provision for income taxes for the second quarter of 2009 resulted in a tax rate on a taxable-equivalent basis of 23.6 percent (effective tax rate of 17.1 percent) compared with 30.2 percent (effective tax rate of 28.5 percent) in the second quarter of 2008 and 21.5 percent (effective tax rate of 15.6 percent) in the first quarter of 2009. The decline in the effective tax rate as compared with the same quarter of 2008 reflects the marginal impact of the decline in pretax earnings.
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U.S. Bancorp Reports Second Quarter 2009 Results
July 22, 2009

ALLOWANCE FOR CREDIT LOSSES					Table 9

	2Q	1Q	4Q	3Q	2Q
($ in millions)	2009	2009	2008	2008	2008

Balance, beginning of period	$4,105	$3,639	$2,898	$2,648	$2,435

Net charge-offs
Commercial	177	112	108	57	51
Lease financing	55	55	31	22	18

Total commercial	232	167	139	79	69
Commercial mortgages	28	13	14	9	6
Construction and development	93	117	63	56	12

Total commercial real estate	121	130	77	65	18

Residential mortgages	116	91	84	71	53

Credit card	263	212	169	149	139
Retail leasing	10	13	11	9	8
Home equity and second mortgages	83	70	52	48	48
Other retail	102	99	95	77	61

Total retail	458	394	327	283	256

Total net charge-offs, excluding covered assets	927	782	627	498	396
Covered assets	2	6	5	—	—

Total net charge-offs	929	788	632	498	396
Provision for credit losses	1,395	1,318	1,267	748	596
Acquisitions and other changes	—	(64)	106	—	13

Balance, end of period	$4,571	$4,105	$3,639	$2,898	$2,648

Components
Allowance for loan losses	$4,377	$3,947	$3,514	$2,767	$2,518
Liability for unfunded credit commitments	194	158	125	131	130

Total allowance for credit losses	$4,571	$4,105	$3,639	$2,898	$2,648

Gross charge-offs	$992	$840	$678	$544	$439
Gross recoveries	$63	$52	$46	$46	$43

Allowance for credit losses as a percentage of Period-end loans, excluding covered assets	2.66	2.37	2.09	1.71	1.60
Nonperforming loans, excluding covered assets	152	169	206	222	273
Nonperforming assets, excluding covered assets	137	152	184	194	233

Period-end loans	2.51	2.23	1.96	1.71	1.60
Nonperforming loans	124	131	151	222	273
Nonperforming assets	114	120	139	194	233
Credit Quality
     During the second quarter of 2009, credit losses and nonperforming assets continued to trend higher, but at a more moderate rate, reflecting the adverse recessionary impacts of the current economic environment. The allowance for credit losses was $4,571 million at June 30, 2009, compared with $4,105 million at March 31, 2009, and $2,648 million at June 30, 2008. Total net charge-offs in the second quarter of 2009 were
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U.S. Bancorp Reports Second Quarter 2009 Results
July 22, 2009

$929 million, compared with $788 million in the first quarter of 2009, and $396 million in the second quarter of 2008. The increase in total net charge-offs compared with a year ago was driven by factors affecting the residential housing markets, including homebuilding and related industries, and credit costs associated with credit card and other consumer and commercial loans as the economy weakened. As a result of the continued stress in the residential housing markets, homebuilding and related industry sectors, and increasing weakness in other commercial, commercial real estate and consumer portfolios, the Company recorded $466 million of provision for credit losses in excess of net charge-offs, increasing the allowance for credit losses during the second quarter of 2009.
     Commercial and commercial real estate loan net charge-offs increased to $353 million in the second quarter of 2009 (1.61 percent of average loans outstanding) compared with $297 million (1.35 percent of average loans outstanding) in the first quarter of 2009 and $87 million (.41 percent of average loans outstanding) in the second quarter of 2008. This increasing trend reflected continuing stress in housing, especially residential homebuilding and related industry sectors, along with the impact of the deteriorating economic conditions on commercial loan portfolios.
     Residential mortgage loan net charge-offs increased to $116 million in the second quarter of 2009 (1.94 percent of average loans outstanding) compared with $91 million (1.54 percent of average loans outstanding) in the first quarter of 2009 and $53 million (.91 percent of average loans outstanding) in the second quarter of 2008. Total retail loan net charge-offs were $458 million (2.99 percent of average loans outstanding) in the second quarter of 2009 compared with $394 million (2.62 percent of average loans outstanding) in the first quarter of 2009 and $256 million (1.86 percent of average loans outstanding) in the second quarter of 2008. The increased residential mortgage and retail loan credit losses reflected the adverse impact of current economic conditions on consumers, as rising unemployment levels increased losses in prime-based residential portfolios.
     The ratio of the allowance for credit losses to period-end loans was 2.51 percent (2.66 percent excluding covered assets) at June 30, 2009, compared with 2.23 percent (2.37 percent excluding covered assets) at March 31, 2009, and 1.60 percent at June 30, 2008. The ratio of the allowance for credit losses to nonperforming loans was 124 percent (152 percent excluding covered assets) at June 30, 2009, compared with 131 percent (169 percent excluding covered assets) at March 31, 2009, and 273 percent at June 30, 2008.
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U.S. Bancorp Reports Second Quarter 2009 Results
July 22, 2009

CREDIT RATIOS	Table 10

	2Q	1Q	4Q	3Q	2Q
(Percent)	2009	2009	2008	2008	2008

Net charge-offs ratios (a)
Commercial	1.50	.92	.85	.47	.43
Lease financing	3.29	3.29	1.87	1.36	1.14
Total commercial	1.72	1.21	.97	.58	.51

Commercial mortgages	.47	.22	.24	.16	.11
Construction and development	3.79	4.82	2.59	2.36	.52
Total commercial real estate	1.44	1.58	.94	.81	.24

Residential mortgages	1.94	1.54	1.43	1.21	.91

Credit card	7.36	6.32	5.18	4.85	4.84
Retail leasing	.80	1.03	.86	.69	.58
Home equity and second mortgages	1.72	1.48	1.11	1.07	1.13
Other retail	1.80	1.75	1.70	1.41	1.16
Total retail	2.99	2.62	2.21	1.98	1.86

Total net charge-offs, excluding covered assets	2.15	1.82	1.45	1.19	.98

Covered assets	.07	.21	.38	—	—

Total net charge-offs	2.03	1.72	1.42	1.19	.98

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans (b)
Commercial	.16	.19	.13	.11	.09
Commercial real estate	.22	.07	.11	.05	.09
Residential mortgages	2.11	2.03	1.55	1.34	1.09
Retail	.94	.94	.82	.68	.63
Total loans, excluding covered assets	.72	.68	.56	.46	.41
Covered assets	7.60	6.76	5.13	—	—
Total loans	1.12	1.05	.84	.46	.41

Delinquent loan ratios - 90 days or more past due including nonperforming loans (b)
Commercial	1.89	1.59	.82	.76	.71
Commercial real estate	5.05	3.87	3.34	2.25	1.57
Residential mortgages	3.46	3.02	2.44	2.00	1.55
Retail	1.19	1.16	.97	.81	.74
Total loans, excluding covered assets	2.48	2.08	1.57	1.23	1.00
Covered assets	14.10	13.11	10.74	—	—
Total loans	3.15	2.74	2.14	1.23	1.00

(a)	annualized and calculated on average loan balances

(b)	ratios are expressed as a percent of ending loan balances
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U.S. Bancorp Reports Second Quarter 2009 Results
July 22, 2009

ASSET QUALITY	Table 11

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
($ in millions)	2009	2009	2008	2008	2008

Nonperforming loans
Commercial	$785	$651	$290	$280	$265
Lease financing	123	119	102	85	75

Total commercial	908	770	392	365	340
Commercial mortgages	471	392	294	164	139
Construction and development	1,156	887	780	545	326

Total commercial real estate	1,627	1,279	1,074	709	465
Residential mortgages	324	239	210	155	108
Retail	155	135	92	74	58

Total nonperforming loans, excluding covered assets	3,014	2,423	1,768	1,303	971
Covered assets	682	702	643	—	—

Total nonperforming loans	3,696	3,125	2,411	1,303	971
Other real estate	293	257	190	164	142
Other nonperforming assets	27	28	23	25	22

Total nonperforming assets (a)	$4,016	$3,410	$2,624	$1,492	$1,135

Accruing loans 90 days or more past due, excluding covered assets	$1,245	$1,185	$967	$787	$687

Accruing loans 90 days or more past due	$2,042	$1,932	$1,554	$787	$687

Restructured loans that continue to accrue interest	$2,107	$1,901	$1,509	$1,180	$1,029

Nonperforming assets to loans plus ORE, excluding covered assets (%)	1.94	1.56	1.14	.88	.68

Nonperforming assets to loans plus ORE (%)	2.20	1.85	1.42	.88	.68

(a)	does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest
     Nonperforming assets at June 30, 2009, totaled $4,016 million, compared with $3,410 million at March 31, 2009, and $1,135 million at June 30, 2008. Included in June 30, 2009, nonperforming assets were $682 million of covered assets. The ratio of nonperforming assets to loans and other real estate was 2.20 percent (1.94 percent excluding covered assets) at June 30, 2009, compared with 1.85 percent (1.56 percent excluding covered assets) at March 31, 2009, and .68 percent at June 30, 2008. The increase in nonperforming assets compared with a year ago was driven primarily by the residential construction portfolio and related industries, as well as the residential mortgage portfolio, an increase in foreclosed residential properties and the impact of the economic slowdown on other commercial customers. The Company expects nonperforming assets to continue to increase as difficult economic conditions affect more borrowers within both consumer and commercial loan portfolios. Accruing loans 90 days or more past due
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U.S. Bancorp Reports Second Quarter 2009 Results
July 22, 2009

increased to $2,042 million ($1,245 million excluding covered assets) at June 30, 2009, compared with $1,932 million ($1,185 million excluding covered assets) at March 31, 2009, and $687 million at June 30, 2008. The year-over-year increase in delinquent loans that continue to accrue interest was primarily related to loans acquired under loss sharing arrangements. The increase excluding covered assets of $558 million reflected stress in residential mortgages, commercial, construction, credit cards, and home equity loans. Restructured loans that continue to accrue interest have also increased compared with the second quarter of 2008 and the first quarter of 2009, reflecting the impact of loan modifications for certain residential mortgage customers in light of current economic conditions. The Company expects this trend to continue as the Company works to modify loans for borrowers who are having financial difficulties.

CAPITAL POSITION	Table 12

($ in millions)	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2009	2009	2008	2008	2008

Total U.S. Bancorp shareholders’ equity	$24,171	$27,223	$26,300	$21,675	$21,828
Tier 1 capital	21,710	25,284	24,426	18,877	18,624
Total risk-based capital	30,039	33,504	32,897	27,403	27,502

Tier 1 capital ratio	9.4%	10.9%	10.6%	8.5%	8.5%
Total risk-based capital ratio	13.0	14.4	14.3	12.3	12.5
Leverage ratio	8.4	9.8	9.8	8.0	7.9
Tier 1 common equity ratio	6.7	5.4	5.1	5.7	5.6
Tangible common equity ratio	5.1	3.8	3.3	4.5	4.6
Tangible common equity as a percent of risk-weighted assets	5.7	4.2	3.7	4.8	4.9
     Total U.S. Bancorp shareholders’ equity was $24.2 billion at June 30, 2009, compared with $27.2 billion at March 31, 2009, and $21.8 billion at June 30, 2008. The reduction from the first quarter of 2009 was due to the current quarter redemption of $6.6 billion of preferred stock previously held by the U.S. Department of the Treasury, partially offset by approximately $2.7 billion (153 million shares) raised from a public offering of common stock. The Company issued the preferred stock and warrant to the U.S. Department of the Treasury in the fourth quarter of 2008. With the full redemption of the preferred stock, only the warrant remained outstanding at June 30, 2009. The Company repurchased the warrant on July 15, 2009, for $139 million. The Tier 1 capital ratio was 9.4 percent at June 30, 2009, compared with 10.9 percent at March 31, 2009, and 8.5 percent at June 30, 2008. The Tier 1 common equity ratio was 6.7 percent at June 30, 2009, compared with 5.4 percent at March 31, 2009, and 5.6 percent at June 30, 2008.
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U.S. Bancorp Reports Second Quarter 2009 Results
July 22, 2009

Tangible common equity divided by tangible assets was 5.1 percent at June 30, 2009, compared with 3.8 percent at March 31, 2009, and 4.6 percent at June 30, 2008. All regulatory ratios continue to be in excess of “well-capitalized” requirements.

COMMON SHARES	Table 13

	2Q	1Q	4Q	3Q	2Q
(Millions)	2009	2009	2008	2008	2008

Beginning shares outstanding	1,759	1,755	1,754	1,741	1,738
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	153	4	1	13	3

Ending shares outstanding	1,912	1,759	1,755	1,754	1,741

LINE OF BUSINESS FINANCIAL PERFORMANCE (a) ($ in millions)	Table 14

	Net Income Attributable					Net Income Attributable
	to U.S. Bancorp			Percent Change		to U.S. Bancorp			2Q 2009
	2Q	1Q	2Q	2Q09 vs	2Q09 vs	YTD	YTD	Percent	Earnings
Business Line	2009	2009	2008	1Q09	2Q08	2009	2008	Change	Composition

Wholesale Banking	$107	$19	$280	nm	(61.8)	$126	$536	(76.5)	23%
Consumer Banking	172	210	219	(18.1)	(21.5)	382	558	(31.5)	36
Wealth Management & Securities Services	92	95	124	(3.2)	(25.8)	187	250	(25.2)	20
Payment Services	62	98	246	(36.7)	(74.8)	160	456	(64.9)	13
Treasury and Corporate Support	38	107	81	(64.5)	(53.1)	145	240	(39.6)	8

Consolidated Company	$471	$529	$950	(11.0)	(50.4)	$1,000	$2,040	(51.0)	100%

(a)	preliminary data
Lines of Business
     The Company’s major lines of business are Wholesale Banking, Consumer Banking, Wealth Management & Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those
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U.S. Bancorp Reports Second Quarter 2009 Results
July 22, 2009

services primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2009, line of business results were restated and presented on a comparable basis for organization and methodology changes to more closely align capital allocation with Basel II requirements and to allocate the provision for credit losses based on net charge-offs and changes in the risks of specific loan portfolios. Previously, the provision for credit losses in excess of net charge-offs remained in Treasury and Corporate Support, and the other lines of business’ results included only the portion of the provision for credit losses equal to net charge-offs.
     Wholesale Banking offers lending, equipment finance and small-ticket leasing, depository, treasury management, capital markets, foreign exchange, international trade services and other financial services to middle market, large corporate, commercial real estate, and public sector clients. Wholesale Banking recorded net income of $107 million in the second quarter of 2009, compared with $280 million of net income in the second quarter of 2008 and $19 million of net income in the first quarter of 2009. Stronger total net revenue year-over-year was more than offset by an increase in the provision for credit losses and an increase in total noninterest expense. Net interest income increased $53 million (11.1 percent) year-over-year due to strong growth in average earning assets and deposits, partially offset by the impact of declining rates on the margin benefit from deposits. Total noninterest income increased $8 million (3.4 percent) as growth in treasury management, letters of credit, commercial loan, capital markets and foreign exchange fees was partially offset by declining valuations on equity investments and commercial leasing activities. Total noninterest expense increased by $15 million (5.6 percent) over a year ago primarily due to an increase in FDIC deposit insurance expense. The provision for credit losses was $319 million higher year-over-year due to an increase in net charge-offs and continued deterioration in the credit quality of commercial and commercial real estate loans.
     Wholesale Banking’s contribution to net income in the second quarter of 2009 was $88 million higher than the first quarter of 2009. The increase was principally due to lower provision for credit losses. Although net charge-offs increased $43 million on a linked quarter basis, the deterioration of credit quality moderated somewhat relative to the previous quarter. Total net revenue was higher on a linked quarter basis due to an increase in total noninterest income (14.2 percent), partially offset by a decrease in net interest
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U.S. Bancorp Reports Second Quarter 2009 Results
July 22, 2009

income (1.7 percent). The increase in total noninterest income was due to higher treasury management fees and higher commercial products revenue including, standby letters of credit, syndication, capital markets and other loan fees. In addition, equity investment valuation losses were lower than the first quarter of 2009. The decline in net interest income was due to lower average loan balances, reflecting lower commitment utilization by wholesale customers and the impact of declining rates on the margin benefit from deposits, partially offset by growth in average deposit balances and improved spreads on new loan activity. Total noninterest expense increased $18 million (6.8 percent) due to higher FDIC deposit insurance expense and seasonally higher processing costs.
     Consumer Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail and ATM processing. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, consumer finance, workplace banking, student banking and 24-hour banking. Consumer Banking contributed $172 million of the Company’s net income in the second quarter of 2009, a $47 million (21.5 percent) decrease from the second quarter of 2008, and a $38 million (18.1 percent) decrease from the prior quarter. Within Consumer Banking, the retail banking division accounted for $10 million of the total contribution, 94.5 percent below the same quarter of last year and an 88.2 percent decrease on a linked quarter basis. The decrease in the retail banking division from the same period of 2008 was due to an increase in the provision for credit losses and an increase in total noninterest expense. Net interest income for the retail banking division increased $15 million (1.7 percent) year-over-year as higher average loan and deposit balances, including the impact of Downey and PFF, and yield-related loan fees were partially offset by a reduction in the margin benefit from deposits in a declining interest rate environment. Total noninterest income for the retail banking division decreased $14 million (2.8 percent) from a year ago due to lower deposit service charges, trust and investment management fees and equity investment revenue. This decrease was partially offset by growth in ATM processing services fees, a gain on sale of student loans and lower retail lease residual losses. Total noninterest expense for the division in the second quarter of 2009 was 14.1 percent higher year-over-year, principally due to acquisitions and higher FDIC deposit insurance expense. The provision for credit losses for the retail banking division increased due to year-over-year growth in net charge-offs and continued stress in residential mortgages, home equity and other installment and consumer loan portfolios. In the second quarter of 2009, the mortgage banking division’s contribution was $162 million, a $125 million increase over the second quarter of 2008. The increase in the mortgage banking division’s contribution was the result
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U.S. Bancorp Reports Second Quarter 2009 Results
July 22, 2009

of higher total net revenue, partially offset by higher total noninterest expense and provision for credit losses. The division’s total net revenue increased by $263 million over a year ago, reflecting record mortgage loan production, improved loan sale profitability and an increase in net interest income. Total noninterest expense for the mortgage banking division increased $42 million (53.8 percent) over the second quarter of 2008 primarily due to higher production levels over a year ago and servicing costs associated with other real estate owned and foreclosures.
     Consumer Banking’s contribution in the second quarter of 2009 was lower by $38 million (18.1 percent) than the first quarter of 2009 as strong mortgage banking revenue was offset by an increase in the provision for credit losses. Within Consumer Banking, the retail banking division’s contribution decreased 88.2 percent on a linked quarter basis, as increases in the provision for credit losses and total noninterest expense were partially offset by higher total net revenue. Total net revenue for the retail banking division increased $37 million (2.8 percent) due principally to seasonally higher deposit service charges and lower retail lease residual losses. The favorable variance in total noninterest income was partially offset by a 1.5 percent decrease in net interest income, as the benefit of deposit growth was offset by lower loan volumes and the impact of declining rates on the margin benefit from deposits. Total noninterest expense for the retail banking division increased $23 million (2.9 percent) on a linked quarter basis. This increase was due primarily to higher FDIC deposit insurance expense and litigation-related costs, partially offset by the impact of cost containment activities. The provision for credit losses for the division increased by $132 million (33.2 percent), driven by an increase in net charge-offs and continued deterioration in the credit quality of consumer loans compared with the first quarter of 2009. The contribution of the mortgage banking division increased $37 million over the first quarter of 2009, driven by record mortgage production. Total net revenue increased by $86 million due to strong growth in mortgage banking revenue. Additionally, net interest income increased 8.6 percent primarily due to increased volumes in the mortgages held-for-sale portfolio. Total noninterest expense in the mortgage banking division increased by $19 million (18.8 percent) over the first quarter of 2009, reflecting the higher volume of activity.
     Wealth Management & Securities Services provides trust, private banking, financial advisory, investment management, retail brokerage services, insurance, custody and mutual fund servicing through five businesses: Wealth Management, Corporate Trust, FAF Advisors, Institutional Trust & Custody and Fund Services. Wealth Management & Securities Services contributed $92 million of the Company’s net income in the second quarter of 2009, a 25.8 percent decrease from the second quarter of 2008 and a 3.2
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U.S. Bancorp Reports Second Quarter 2009 Results
July 22, 2009

percent decrease from the first quarter of 2009. Total net revenue year-over-year decreased $68 million (15.1 percent). Net interest income fell by $16 million (16.2 percent), primarily due to a decline in the margin benefit from average deposit balances, while total noninterest income decreased by $52 million (14.8 percent), reflecting the impact of unfavorable equity market conditions compared with a year ago. Total noninterest expense was 8.3 percent lower than the same quarter of 2008 primarily due to lower compensation and employee benefits expense and other intangibles expense, partially offset by higher FDIC deposit insurance expense.
     The decrease in the business line’s contribution in the second quarter of 2009 compared with the prior quarter was the result of lower total net revenue (5.2 percent), partially offset by lower total noninterest expense (5.7 percent). Total net revenue was lower principally due to the impact of declining rates on the margin benefit from deposits. In addition, total noninterest income was lower by 1.3 percent as higher trust and investment management fees were offset by market-related valuation losses.
     Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit and merchant processing. Payment Services’ offerings are highly inter-related with banking products and services of the other lines of business and rely on access to the bank subsidiary’s settlement network, lower cost funding available to the Company, cross-selling opportunities and operating efficiencies. Payment Services contributed $62 million of the Company’s net income in the second quarter of 2009, a decrease of 74.8 percent from the same period of 2008 and 36.7 percent from the prior quarter. The decline year-over-year was due primarily to a $284 million increase in the provision for credit losses driven by an increase in net charge-offs and an increase in provision expense related to credit card portfolio growth, higher delinquency rates and changing economic conditions from a year ago. Total net revenue was relatively flat, as higher net interest income (16.6 percent) was offset by lower total noninterest income (5.1 percent). Net interest income increased $40 million due to strong growth in credit card balances, partially offset by the cost of rebates on the government card program, while total noninterest income decreased $39 million year-over-year, due to lower merchant processing services and corporate payment products revenues largely reflecting a decline in transaction volumes.
     Payment Services’ contribution in the second quarter of 2009 decreased $36 million (36.7 percent) from the first quarter of 2009 due to an increase in the provision for credit losses (18.2 percent) and total noninterest expense (5.6 percent), partially offset by an increase in total net revenue. Total net revenue increased $42 million (4.4 percent) over the first quarter of 2009. Net interest income increased $7 million
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U.S. Bancorp Reports Second Quarter 2009 Results
July 22, 2009

(2.6 percent) on a linked quarter basis due to loan growth, partially offset by lower late fees and the cost of rebates on the government card program. Total noninterest income grew 5.1 percent due to seasonally higher transaction volumes and improved pricing. Total noninterest expense increased $21 million (5.6 percent) due principally to marketing expense for new credit card product initiatives. The provision for credit losses increased by $77 million (18.2 percent) due to an increase in net charge-offs and in provision expense in excess of net charge-offs compared with the first quarter of 2009.
     Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, asset securitization, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $38 million in the second quarter of 2009, compared with net income of $81 million in the second quarter of 2008 and net income of $107 million in the first quarter of 2009. Net interest income increased $67 million in the current quarter over the second quarter of 2008, reflecting the impact of the current rate environment, wholesale funding decisions and the Company’s asset/liability position. Total noninterest income increased $34 million, primarily due to lower net securities losses. Total noninterest expense increased $167 million due principally to the FDIC special assessment and increased acquisition integration costs.
     Net income in the second quarter of 2009 was higher on a linked quarter basis as total net revenue increased $111 million, primarily due to the impact of changes in the interest rate environment and lower net securities losses, offset by the impact of the first quarter of 2009 gain from a corporate real estate transaction. Total noninterest expense was higher by $191 million, reflecting the FDIC special assessment and higher litigation and acquisition integration costs.
Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.
RICHARD K. DAVIS, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, AND ANDREW CECERE, VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER, WILL HOST A CONFERENCE CALL TO REVIEW THE FINANCIAL RESULTS AT 8:00 AM (CDT) ON WEDNESDAY, JULY 22, 2009. The conference call will be available by telephone or on the Internet. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 15285592. For those unable to participate during the live call, a recording of the call will be available approximately two hours after the conference call ends on
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U.S. Bancorp Reports Second Quarter 2009 Results
July 22, 2009

Wednesday, July 22nd, and will run through Wednesday, July 29th, at 11:00 PM (CDT). To access the recorded message within the United States and Canada, dial 800-642-1687. If calling from outside the United States and Canada, please dial 706-645-9291 to access the recording. The conference ID is 15285592. To access the webcast go to www.usbank.com and click on “About U.S. Bancorp” and then “Investor/Shareholder Information”. The webcast link can be found under “Webcasts and Presentations”.
Minneapolis-based U.S. Bancorp (“USB”), with $266 billion in assets, is the parent company of U.S. Bank National Association, the 6th largest commercial bank in the United States. The Company operates 2,850 banking offices and 5,173 ATMs in 24 states, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.
Forward-Looking Statements
The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. A continuation of the recent turbulence in the global financial markets, particularly if it worsens, could impact our performance, both directly by affecting our revenues and the value of our assets and liabilities, and indirectly by affecting our counterparties and the economy generally. Dramatic declines in the housing market in the past year have resulted in significant write-downs of asset values by financial institutions. Concerns about the stability of the financial markets generally have reduced the availability of funding to certain financial institutions, leading to a tightening of credit, reduction of business activity, and increased market volatility. There can be no assurance that any governmental program or legislation will help to stabilize the U.S. financial system or alleviate the industry or economic factors that may adversely impact our business. In addition, our business and financial performance could be impacted as the financial industry restructures in the current environment, by increased regulation of financial institutions or other effects of recently enacted legislation, by changes in the creditworthiness and performance of our counterparties, and by changes in the competitive landscape. Our results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in our investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.
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U.S. Bancorp Reports Second Quarter 2009 Results
July 22, 2009

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile,” and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.
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U.S. Bancorp
Consolidated Statement of Income

	Three Months Ended		Six Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	June 30,		June 30,
(Unaudited)	2009	2008	2009	2008

Interest Income
Loans	$2,345	$2,429	$4,695	$4,989
Loans held for sale	71	49	134	122
Investment securities	402	494	836	1,029
Other interest income	22	43	42	80

Total interest income	2,840	3,015	5,707	6,220
Interest Expense
Deposits	314	458	638	1,064
Short-term borrowings	131	263	274	585
Long-term debt	341	419	694	893

Total interest expense	786	1,140	1,606	2,542

Net interest income	2,054	1,875	4,101	3,678
Provision for credit losses	1,395	596	2,713	1,081

Net interest income after provision for credit losses	659	1,279	1,388	2,597
Noninterest Income
Credit and debit card revenue	259	266	515	514
Corporate payment products revenue	168	174	322	338
Merchant processing services	278	309	536	580
ATM processing services	104	93	206	177
Trust and investment management fees	304	350	598	685
Deposit service charges	250	278	476	535
Treasury management fees	142	137	279	261
Commercial products revenue	144	117	273	229
Mortgage banking revenue	308	81	541	186
Investment products fees and commissions	27	37	55	73
Securities gains (losses), net	(19)	(63)	(217)	(314)
Other	90	113	259	672

Total noninterest income	2,055	1,892	3,843	3,936
Noninterest Expense
Compensation	764	761	1,550	1,506
Employee benefits	140	129	295	266
Net occupancy and equipment	208	190	419	380
Professional services	59	59	111	106
Marketing and business development	80	66	136	145
Technology and communications	157	149	312	289
Postage, printing and supplies	72	73	146	144
Other intangibles	95	87	186	174
Other	554	304	845	587

Total noninterest expense	2,129	1,818	4,000	3,597

Income before income taxes	585	1,353	1,231	2,936
Applicable income taxes	100	386	201	862

Net income	485	967	1,030	2,074
Net income attributable to noncontrolling interests	(14)	(17)	(30)	(34)

Net income attributable to U.S. Bancorp	$471	$950	$1,000	$2,040

Net income applicable to U.S. Bancorp common shareholders	$221	$926	$640	$2,003

Earnings per common share	$.12	$.53	$.36	$1.15
Diluted earnings per common share	$.12	$.53	$.36	$1.14
Dividends declared per common share	$.050	$.425	$.100	$.850
Average common shares outstanding	1,833	1,740	1,794	1,735
Average diluted common shares outstanding	1,840	1,755	1,801	1,752

U.S. Bancorp
Consolidated Ending Balance Sheet

	June 30,	December 31,	June 30,
(Dollars in Millions)	2009	2008	2008

	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$6,381	$6,859	$7,956
Investment securities
Held-to-maturity	49	53	64
Available-for-sale	40,756	39,468	41,058
Loans held for sale	7,370	3,210	3,788
Loans
Commercial	52,730	56,618	55,138
Commercial real estate	33,696	33,213	31,247
Residential mortgages	23,970	23,580	23,301
Retail	61,427	60,368	56,204

Total loans, excluding covered assets	171,823	173,779	165,890
Covered assets	10,489	11,450	—

Total loans	182,312	185,229	165,890
Less allowance for loan losses	(4,377)	(3,514)	(2,518)

Net loans	177,935	181,715	163,372
Premises and equipment	2,073	1,790	1,811
Goodwill	8,451	8,571	7,851
Other intangible assets	2,961	2,834	3,313
Other assets	19,584	21,412	17,325

Total assets	$265,560	$265,912	$246,538

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$35,684	$37,494	$33,970
Interest-bearing	97,691	85,886	76,300
Time deposits greater than $100,000	30,508	35,970	24,861

Total deposits	163,883	159,350	135,131
Short-term borrowings	29,698	33,983	41,107
Long-term debt	39,196	38,359	39,943
Other liabilities	7,897	7,187	7,771

Total liabilities	240,674	238,879	223,952
Shareholders’ equity
Preferred stock	1,500	7,931	1,500
Common stock	21	20	20
Capital surplus	8,434	5,830	5,682
Retained earnings	23,140	22,541	23,220
Less treasury stock	(6,540)	(6,659)	(7,075)
Accumulated other comprehensive income (loss)	(2,384)	(3,363)	(1,519)

Total U.S. Bancorp shareholders’ equity	24,171	26,300	21,828
Noncontrolling interests	715	733	758

Total equity	24,886	27,033	22,586

Total liabilities and equity	$265,560	$265,912	$246,538